Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) //212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com /rfink@kcsa.com
SUBSIDIARIES OF ORMAT TECHNOLOGIES, INC. ISSUE $151,739,500.00 OF
4.687% SERIES A NOTES DUE DECEMBER 31, 2032
RENO, NV, October 31, 2011 — Ormat Technologies, Inc. (NYSE: ORA) today announced that its wholly-owned indirect subsidiaries, OFC 2 LLC and its project subsidiaries (the “Issuers”), issued $151,739,500.00 in aggregate principal amount of their 4.687% Series A Notes due December 31, 2032.
The Series A Notes are guaranteed as to 80% of principal and interest thereon by the U.S. Department of Energy in accordance with and subject to the Department’s Loan Guarantee Program under Section 1705 of Title XVII of the Energy Policy Act of 2005.
The Series A Notes were issued under that certain Note Purchase Agreement, dated as of September 23, 2011, by and among the Issuers, OFC 2 Noteholder Trust, the U.S. Department of Energy, and John Hancock Life Insurance Company (U.S.A.), as Administrative Agent.
Proceeds of the Series A Notes will be used for the construction of Ormat’s Tuscarora and McGinness Hills geothermal power plants, which are scheduled to be built in two phases, with the capacity of the first phase expected to be up to approximately 48 MW.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1370 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua - Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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